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EXHIBIT 99.1

[ASPEON LOGO]

    News Release

Contact:	Kim Tilo
Aspeon, Inc.
949.440.8020 or investor@aspeon.com

FOR IMMEDIATE RELEASE

ASPEON REPORTS SEQUENTIAL INCREASE IN REVENUE FOR
FIRST QUARTER ENDED SEPTEMBER 30, 2001

    IRVINE, CA—November 7, 2001—Aspeon, Inc. today announced a $2.5 million loss for the quarter ended September 30, 2001. Revenues for the quarter were $11.7 million that compared with $10.6 million for the preceding quarter.

    In announcing the results, Richard Stack CEO said, "I am pleased that our sales have improved from the preceding quarter. Our continued losses are due to a high proportion of sales of older products at reduced prices that have had a positive effect on cashflow. In the current quarter we are transitioning fully to our Viper product line which will produce normal margins". Stack also mentioned that the ASP division has become a net contributor of cash to the core operation.

    Included in the loss is an amount of $554,500 accrued for default interest on preferred shares. On the balance sheet there is included as a current liability an amount of $14,671,000 representing the balance owing under the preferred share agreement (in default). In the event that a settlement is reached with the holder, this amount may be significantly reduced and the majority of the amount remaining will be classified as long-term debt.

    As previously reported, the Company's auditors, BDO Seidman, LLP, have not had access to the working papers of the Company's previous auditors for the fiscal years ended June 30, 1999 and 2000, and therefore, BDO Seidman was not able to complete its audit of the Company's financial statements for the fiscal year ended June 30, 2001. Until such time that the Company's auditors are able to complete their audit of the Company's financial statements for the fiscal year ended June 30, 2001, the Company will face certain consequences, including that the Company will not be able to file its Annual Report on Form 10-K and its Quarterly report for the three months ended September 30, 2001 on Form 10Q with the Securities and Exchange Commission, the Company will not be able to hold its annual stockholder meeting, and stockholders of the Company will not be able to rely upon Rule 144 or 145 of the Securities Act of 1933 for the resale of restricted securities. The Company continues to explore alternatives as to how it might be possible to proceed, however no assurances can be made that the Company's auditors will be able to complete their audit of the Company's financial statements for the fiscal year ended June 30, 2001.

    A table containing abbreviated unaudited financial statements is attached.

About Aspeon, Inc.

    Aspeon Inc. is a leading manufacturer and provider of point-of-sale (POS) systems, services and enterprise technology solutions for the retail and foodservice markets. Visit Aspeon at www.aspeon.com.

    Except for historical information contained herein, the statements made in this release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve certain risks and uncertainties, including statements regarding the intent, belief or current expectations of Aspeon and its management regarding the company's strategic directions, prospects and future results. Certain factors may cause actual results to differ materially from those contained in the forward-looking statements, including, Aspeon's ability to return to profitability, the continued forbearance of Aspeon's lenders and creditors, the successful restructuring of Aspeon's Preferred Stock, the outcome of litigation filed against Aspeon and Aspeon's ability to raise funds from additional debt and/or capital, and our competitive environment, economic and other conditions in the markets in which we operate, changes in laws, changes to or clarifications of accounting rules or approaches and/or their applications, the size and timing of customer orders, delays in new product enhancements and new product and/or service introductions, quality control difficulties, changes in market demand, and other risks discussed in the company's filings with the SEC, which discussions are incorporated herein by reference. Such forward-looking statements represent management's current expectations and are inherently uncertain. The company's actual results and performance may differ materially. The company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

ASPEON, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	Unaudited
	September 30, 2001	June 30, 2001
ASSETS
Current assets:
Cash and short term investments	$506,300	$1,179,100
Accounts receivable, net	7,205,500	6,502,900
Inventories, net	5,063,200	7,184,600
Other current assets	875,200	1,073,500

Total current assets	13,650,200	15,940,100
Property and equipment, net	2,615,600	3,136,400
Goodwill	11,293,000	11,224,900
Other assets, net	440,200	330,900

Total assets	$27,999,000	$30,632,300

LIABILITIES, MANDATORILY REDEEMABLE SECURITIES, AND STOCKHOLDERS' EQUITY
Current liabilities:
Line of credit	$659,000	$967,800
Mandatorily redeemable preferred stock (in default)	14,671,000	13,969,200
Accounts payable and accrued expenses	12,232,700	13,910,600
Current maturities of long-term debt	524,900	590,100
Other current liabilities	2,016,700	2,261,900

Total current liabilities	30,104,300	31,699,600
Long-term debt, net of current portion	2,011,100	857,300
Other	42,900	35,300

Total liabilities	32,158,300	32,592,200

Mandatorily redeemable preferred shares and warrants	3,426,600	3,426,600
Stockholders' equity:
Common stock and additional paid-in capital	65,178,000	65,178,000
Accumulated deficit and comprehensive loss	(72,763,900)	(70,564,500)

Total stockholders' equity	(7,585,900)	(5,386,500)

Total liabilities, mandatorily redeemable securities, and stockholders' equity	$27,999,000	$30,632,300

ASPEON ,INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended
	Unaudited
	September 30, 2001	September 30, 2000
Revenues	$11,717,300	$19,625,100
Cost of revenues	10,257,500	17,039,500

Gross profit	1,459,800	2,585,600
Operating expenses:
Research and development	262,200	333,400
Selling, general and administrative	3,565,300	10,283,700
Impairment charge	—	17,366,000

Total operating expenses	3,827,500	27,983,100

Loss from operations	(2,367,700)	(25,397,500)
Interest expense and other income—net	(574,100)	(116,400)

Loss before income taxes	(2,941,800)	(25,513,900)
Income taxes expense	(29,900)	(57,500)

Net loss before extraordinary item and cumulative effect of accounting change	(2,971,700)	(25,571,400)
Extraordinary item, debt restructuring	505,000	—
Cumulative effect of accounting change	—	817,600

Net loss	(2,466,700)	(24,753,800)
Accretion of mandatorily redeemable preferred stock discount and dividends	(147,800)	(685,500)

Net loss available to common stockholders	$(2,614,500)	$(25,439,300)

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FOR IMMEDIATE RELEASE ASPEON REPORTS SEQUENTIAL INCREASE IN REVENUE FOR FIRST QUARTER ENDED SEPTEMBER 30, 2001